Exhibit 99.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPORT

Board of Directors
Mid-Maine Communications, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Mid-Maine Communications, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income and accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mid-Maine Communications, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

As described in Note 14, the 2005 and 2004 financial statements have been restated to correctly report deferred charges, accounts receivable and deferred revenues.

/s/ Berry, Dunn, McNeil & Parker

Portland, Maine
February 7, 2006	(except for Note 4, as to which the date is February 23, 2006, and Notes 14 and 15, as to which the date is September 15, 2006)

MID-MAINE COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Restated)

December 31, 2005 and 2004

ASSETS

	2005	2004

Current assets
Cash and cash investments	$458,545	$368,546
Accounts receivable, net of allowance for doubtful accounts of $12,500 in 2005 and $38,700 in 2004	2,241,548	2,280,737
Materials and supplies	1,145,777	956,199
Prepaid expenses and other current assets	204,506	210,438
Rural Telephone Bank stock	372,667	-
Income taxes receivable	222,338	-

Total current assets	4,645,381	3,815,920

Property, plant and equipment
General support assets	5,727,777	5,414,609
Information origination/termination equipment	93,444	92,972
Central office equipment	20,631,343	18,579,420
Cable and wire facilities	15,194,913	14,749,773

	41,647,477	38,836,774
Less accumulated depreciation	23,811,832	20,627,674

	17,835,645	18,209,100
Plant held for future use	13,000	13,000
Telecommunications plant under construction	268,975	10,155

Net property, plant and equipment	18,117,620	18,232,255

Noncurrent assets
Goodwill	1,918,559	1,918,559
Investments in nontraded stocks	641,777	914,248
Deferred charges, net	589,160	749,233
Other noncurrent assets, net	248,914	400,997

Total noncurrent assets	3,398,410	3,983,037

	$26,161,411	$26,031,212

The accompanying notes are an integral part of these consolidated financial statements.

LIABILITIES AND STOCKHOLDERS' EQUITY

	2005	2004

Current liabilities
Current portion of long-term debt	$886,000	$686,000
Accounts payable	1,352,735	1,635,556
Accrued expenses	1,079,834	1,072,178
Deferred revenue	1,076,418	1,097,069
Income taxes payable	-	39,324

Total current liabilities	4,394,987	4,530,127

Deferred income taxes	2,967,351	2,716,696

Long-term debt, excluding current portion	17,560,099	18,203,255

Total liabilities	24,922,437	25,450,078

Commitments and contingencies (Notes 5, 8, 11, 13 and 15)

Stockholders' equity
Common stock, par value $.01; 20,000 shares authorized, 3,513.27 shares issued and outstanding	35	35
Additional paid-in capital	2,570,568	2,570,568
Accumulated deficit	(1,331,629)	(1,989,469)

Total stockholders' equity	1,238,974	581,134

	$26,161,411	$26,031,212

The accompanying notes are an integral part of these consolidated financial statements.

MID-MAINE COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Accumulated Deficit (Restated)

Years Ended December 31, 2005 and 2004

	2005	2004

Telecommunications revenue	$22,047,203	$20,237,561

Operating expenses
Network	8,617,497	7,337,044
Sales and marketing	5,281,170	5,141,290
General and administrative	2,407,331	2,380,271
Depreciation, amortization and loss on sale of building and equipment	3,487,145	3,004,623

Total operating expenses	19,793,143	17,863,228

Operating income	2,254,060	2,374,333

Other income (expense)
Interest and dividends	293,718	58,352
Interest expense	(1,251,488)	(985,035)
Other nonoperating expense	(198,459)	-

Net other expense	(1,156,229)	(926,683)

Income before income taxes	1,097,831	1,447,650

Income taxes	439,991	607,241

Net income	657,840	840,409

Accumulated deficit, beginning of year, as previously reported	1,689,339	2,537,522

Adjustments for corrections of errors (Note 14)	(300,130)	(292,356)

Accumulated deficit, beginning of year, as restated	1,989,469	2,829,878

Accumulated deficit, end of year, as restated	$1,331,629	$1,989,469

The accompanying notes are an integral part of these consolidated financial statements.

MID-MAINE COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Restated)

Years Ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities
Net income	$657,840	$840,409
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and loss on sale of building and equipment	3,487,145	3,004,623
Amortization of deferred financing costs	64,200	73,033
Patronage dividends	(113,564)	(75,969)
Deferred income taxes	205,500	554,541
Decrease (increase) in unbilled revenues	12,083	(143,306)
Decrease (increase) in
Accounts receivable	39,188	(14,499)
Income taxes receivable	(177,182)	354,643
Materials and supplies	(189,578)	(284,753)
Prepaid expenses and other current assets	51,155	(21,278)
Deferred charges	107,381	-
Increase (decrease) in
Accounts payable	(282,821)	(523,530)
Income taxes payable	(39,324)	-
Accrued expenses	7,656	148,667
Deferred revenue	(20,651)	(56,030)
Net cash provided by operating activities	3,809,028	3,856,551

Cash flows from investing activities
Plant additions	(3,176,366)	(3,792,634)
Plant removal costs and salvage costs	-	(671)
Payment of deferred charges	(135,520)	(179,161)
Purchase of customer list	-	(58,303)
Proceeds from sale of assets	22,646	400,000
Net cash used by investing activities	(3,289,240)	(3,630,769)

Cash flows from financing activities
Net proceeds on revolving credit facilities	246,405	507,054
Principal payments on long-term debt	(689,562)	(630,313)
Redemption of patronage capital certificates	13,368	-
Net cash used by financing activities	(429,789)	(123,259)

Net increase in cash and cash investments	89,999	102,523

Cash and cash investments, beginning of year	368,546	266,023

Cash and cash investments, end of year	$458,545	$368,546

The accompanying notes are an integral part of these consolidated financial statements.

MID-MAINE COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

Nature of Business

Mid-Maine Communications, Inc. and Subsidiaries (the Company) derives its operating revenues through its subsidiaries, Mid-Maine Telecom, Inc. and Mid-Maine TelPlus, from providing telecommunications services to subscribers in Central and Southern Maine. The Company extends credit at standard terms, after appropriate review, to its subscribers and domestic interexchange carriers. Mid-Maine Telecom, Inc. is subject to regulation by the Federal Communications Commission (FCC) and the Maine Public Utilities Commission (MPUC) for rates and other matters and Mid-Maine TelPlus is subject to limited regulation by both agencies.

1.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Reporting

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Mid-Maine Telecom, Inc., and Mid-Maine TelPlus. All significant intercompany accounts and transactions have been eliminated in consolidation.

Regulatory Accounting

Mid-Maine Telecom, Inc. follows the accounting prescribed by the Uniform System of Accounts of the FCC and the MPUC, and Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. The Company annually reviews the continued applicability of SFAS No. 71 based on the current regulatory and competitive environment.

Cash and Cash Investments

The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk with respect to these accounts.

Cash and cash investments includes cash held in escrow in the amount of approximately $91,000 related to the acquisition of a customer list, as described in Note 12. It also includes a $100,000 minimum cash balance used as collateral for a line of credit, as described in Note 3.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Accounts receivable include charges for services provided which have not been billed at the end of the period.

Materials and Supplies

Materials and supplies, consisting of cable, network components and other telecommunications materials, are valued at the lower of average cost or market.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost with additions to telecommunications plant in service and replacements of property capitalized at original cost, which includes labor, material and overhead.

Depreciation is computed on average plant investment by primary plant accounts using the straight-line method over the assets' estimated useful lives.

During 2005, the Company revised the depreciable lives on certain equipment to more accurately reflect the expected remaining useful lives. The Company recalculated depreciation on the affected assets from the date placed in service through January 1, 2005. The impact of this cumulative change was to increase depreciation expense and accumulated depreciation by $227,000 in 2005.

Deferred Charges

Deferred charges include loan origination fees incurred which are deferred and amortized using methods approximating the interest method over the contractual life of the loans. The amortization of the fees is recorded as an increase to interest expense.

Goodwill

Goodwill initially arose from the purchase of the customer base and assets used to provide service in Mid-Maine Telecom, Inc.'s service area from GTE of Maine in 1994. By agreement with the MPUC, the goodwill is excluded from the regulated operations for ratemaking purposes. Additional goodwill was created in 2000 upon Mid-Maine TelPlus's acquisition of an Internet service provider's assets. The goodwill is reviewed annually for impairment.

Deferred Revenue

Deferred revenue consists of advance payments received from customers for Internet services and amounts billed in advance for other telecommunications services. The amounts related to Internet services are recognized as earned over a one-year period.

Income Taxes

Deferred income taxes are provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes, and for operating losses and tax credits that are available to offset taxable income in future years.

The Company and its subsidiaries file consolidated income tax returns.

Interest Rate Swaps

During 2004, the Company entered into interest rate swap agreements that do not qualify as cash flow hedges in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Therefore, changes in fair value for these interest rate swaps are recognized as interest income or interest expense in the consolidated statements of income and accumulated deficit.

Reclassifications

Certain reclassifications of 2004 balances have been made to be consistent with the 2005 presentation.

Revenue Recognition

Operating revenues are recognized when services are provided to customers. Interstate network access revenues are recorded based on estimates of the Company's telephone plant investment, operating expenses, and allowable rates of return on investments allocable to those services. Nationwide pooling of the revenues is administered by the National Exchange Carrier Association (NECA), of which the Company is a member. NECA files interstate access charge tariff schedules with the FCC and accumulates and distributes pooled revenues, derived from interstate access services, to its members. The Company records the effect of NECA settlements, including retroactive adjustments, upon notification of such settlements from NECA. Intrastate network access services revenues are based on intrastate access tariffed rates to applied intrastate access usage.

Maine law requires that rates for intrastate access service be less than or equal to those charged for interstate access services. The Company reduced its intrastate access rates to the interstate level effective June 1, 2003. The MPUC approved a request by the Company for funding under the Maine Universal Service Fund (MUSF). This Fund is intended to recover the revenue reduction that will result from the lower intrastate access rates. The Company began receiving funds from the MUSF effective June 1, 2003. Chapter 288 of the MPUC rules requires that local exchange carriers that receive universal service funding must establish "local basic service rates that are no less than those of Verizon exchanges that have basic service calling areas of a similar size." Subsequently, the Company has periodically raised its local rates to match the "Verizon Levels," with the latest increase effective in January 2005.

Advertising

The Company expenses the cost of advertising as incurred. Advertising expense amounted to $329,000 in 2005 and $467,000 in 2004.

2.	Investments in Nontraded Stocks

Investments in nontraded stocks consist of the following:

	2005	2004

Rural Telephone Finance Cooperative (RTFC) Patronage Capital Certificates, carried at original cost	$37,699	$37,699

CoBank Patronage Certificates, carried at original cost, plus increases due to patronage equity distributions	604,078	503,882

Rural Telephone Bank (RTB) Class C stock, carried at cost	372,667	372,667

	1,014,444	914,248
Less RTB stock classified as current at December 31, 2005	372,667	-

	$641,777	$914,248

During 2005, the Board of Directors of the Rural Telephone Bank (RTB) approved the liquidation and dissolution of the RTB. The liquidation and dissolution process was subsequently initiated with the signing of the 2006 Agricultural Appropriations bill by the President. Following the signing of the Appropriations bill, the RTB prepared Stock Redemption Agreements (“Agreements”) for execution by the shareholders. These Agreements must be executed and returned to the RTB in order for redemption payments to be made to the shareholders.

The Company received its Agreement subsequent to December 31, 2005, executed the document and returned it to the RTB. The Company expects to receive redemption payments of approximately $573,000 for the redemption of all of its shares of Class C stock before June 2006.

3.	Line of Credit

The Company has a $300,000 line of credit, collateralized by a minimum funds balance of $100,000 held in a checking account, with a local lending institution bearing interest at a variable rate of one month LIBOR plus 3.50% (7.89% at December 31, 2005). The line of credit expires December 8, 2006 and may be renewed annually subject to the institution's review of credit and pricing. There were no advances as of December 31, 2005 and 2004.

4.	Long-Term Debt

Long-term debt consists primarily of notes payable by the Companies to their primary lending institution (the lender), collateralized by all property. The Company also issued a note payable to the former owner of an Internet service provider during 2004, as described in Note 12.

Long-term debt consists of the following:

	2005	2004

Note payable to former owner of an Internet service provider, due in monthly installments based on customer retention (estimated to approximate $6,000) until paid in full. Interest will be charged at a fixed rate of 5.00%.	$91,172	$166,448

Variable rate note payable, due in monthly installments of $31,914 through March 2010, plus interest at a fixed rate of 4.35% until January 2006, at which time the Company will assess whether to fix the rate or revert back to the bank's short-term rate.	1,627,581	2,010,542

Variable rate note payable, due in monthly installments of $19,277 through March 2010, plus interest at a fixed rate of 4.45% until January 2006, at which time the Company will assess whether to fix the rate or revert back to the bank's short-term rate.	1,002,411	1,233,736

Revolving credit facility refinanced in February 2006.	15,724,935	15,478,529

	18,446,099	18,889,255
Less current portion	886,000	686,000

Long-term debt, excluding current portion	$17,560,099	$18,203,255

On February 23, 2006, the Company executed a loan agreement with CoBank for a $22 million term loan and a $2 million revolving loan ("revolver") referred to collectively as the "Credit Facilities." The proceeds will be used to refinance the existing CoBank revolving credit facility and pay a one time dividend of up to $6.3 million, as well as for capital expenditures and general corporate purposes. The Credit Facilities are collateralized by the stock of the Company and its subsidiaries, as well as the assets of Mid-Maine Communications, Inc. and Mid Maine TelPlus, Inc.

The term loan is subject to quarterly mandatory principal repayments beginning on December 31, 2006. The quarterly scheduled installments are due on the last business day of each March, June, September, and December. The revolver became available on the date of closing and there is no scheduled amortization. The Credit Facilities mature in December 2012.

At the Company's option, the Credit Facilities will bear interest at either the Base Rate (the higher of (i) the Prime Rate of the 30 largest U.S. Banks, as quoted in the Wall Street Journal, or (ii) the overnight Federal Funds Rate plus 0.50%) plus an applicable margin or LIBOR plus the applicable margin. The applicable margin (ranging from 0.75%-1.75% for the Base Rate option and 1.75%-2.75% for the LIBOR option) will be determined quarterly based on the Company's Total Leverage Ratio, as defined. Under the terms of the agreement, within six months after the closing date, the Company will be required to maintain a fixed rate on $11 million of the term loan for a minimum of three years from inception.

The notes are subject to certain covenants which restrict creation of other debt and require the Company to meet certain debt coverage and other financial ratios. The current portion of the long-term debt at December 31, 2005 and estimated maturities disclosed in this note reflect the terms of this debt.

Maturities on long-term debt, including the new Credit Facilities as well as existing loans which were not refinanced, for the next five years are estimated to be as follows:

2006	$886,000
2007	1,433,000
2008	1,914,000
2009	2,414,000
2010	2,773,000

5.	Interest Rate Swaps

The Company maintains two interest rate swap agreements (the agreements) to mitigate the impact of fluctuations in interest rates on earnings and cash flows. The agreements have notional amounts that are not similar to the outstanding principal balances of the Company's variable rate loans. The agreements are derivative financial instruments dated as of and maturing at different times than the variable rate loans. The notional amounts of derivatives do not represent actual amounts exchanged by parties and, thus, are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives. The Company is obligated to pay interest quarterly at the fixed swap rate and receives a payment based on the three-month London Interbank Offered Rate (LIBOR). Amounts related to the swap agreements are recognized as quarterly payments become due. The counterparty to the contracts is also the Company's primary lender. Credit loss from counterparty nonperformance is not anticipated. The swaps do not qualify as hedges and therefore the income and losses are recognized as interest income or interest expense in the consolidated statements of income and accumulated deficit. The following outlines the significant terms of these agreements:

Variable Loan Rate %	Fixed Interest Rate Swap Rate %	December 31, 2005 Notional Amount	Original Notional Amount	Date Entered

LIBOR	2.80%	$3,000,000	$3,000,000	April 28, 2004
LIBOR	3.87%	3,000,000	3,000,000	April 28, 2004

The combined fair value of the swaps was approximately $85,000 (asset) and $(18,000) (liability) as of December 31, 2005 and 2004, respectively.

6.	Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash investments, accounts receivable, investments in nontraded stocks, accounts payable, notes payable, and interest rate swaps. The fair values of all financial instruments approximate their carrying values at December 31, 2005 and 2004.

7.	Income Taxes

The actual tax expense differs from that calculated at the statutory federal rate, principally because of state income taxes.

The components of income tax expense (benefit) are:

	Current	Deferred	Total

2005
Federal	$166,800	$232,974	$399,774
State	67,693	(27,476)	40,217

	$234,493	$205,498	$439,991

2004
Federal	$-	$439,048	$439,048
State	52,700	115,493	168,193

	$52,700	$554,541	$607,241

The components of the deferred tax liability at December 31 are as follows:

	2005	2004

Temporary differences related to:
Depreciation	$2,961,220	$3,172,800
Amortization	221,999	214,929
Net operating loss carryovers	-	(400,300)
Alternative minimum tax credit carryover	(140,766)	(152,200)
Other	(75,102)	(118,533)

	$2,967,351	$2,716,696

The Company used all of its federal net operating loss carryforward as of December 31, 2005.

8.	Leases

The Company leases certain office space and vehicles under noncancellable operating leases with terms ranging from three to four years.

Future minimum lease payments required under the leases are as follows:

2006	$219,000
2007	205,000
2008	182,000
2009	7,000

$613,000

Lease expense under these leases approximated $272,000 for 2005 and $290,000 for 2004.

9.	401(k) Profit Sharing Pension Plan

The 401(k) Profit Sharing Pension Plan, which covers substantially all employees, is contributory, with discretionary matching contributions to be determined by the Company. The Company matched up to a maximum of 4.5% of the employee deferral for 2005 and 2004, which amount approximated $146,000 and $122,000 for 2005 and 2004, respectively.

10.	Cash Flow Information

Cash paid for interest expense and paid (received) for income taxes was as follows:

	2005	2004

Interest	$1,090,000	$957,000

Net income tax payments (refunds)	$451,000	$(302,000)

The Company purchased a customer list during 2004, a portion of which was paid for with a $247,523 non-cash financing transaction. The non-cash transaction included the issuance of a note payable to the seller in amount of $182,477 and the assumption of service liabilities related to customer contracts in the amount of $65,046.

11.	Commitment

The Company has an agreement with an independent contractor to purchase and install software at a cost of approximately $150,000. The implementation is expected to be completed in 2006.

12.	Acquisition of Customer List

In August 2004, the Company entered into a purchase and sale agreement to acquire the contracts, records, and intellectual property (domain name and related assets) of an Internet service provider. The customer contracts were prepaid for service periods of six or twelve months. The Company assumed the service liabilities (reflected as deferred revenue in the financial statements) associated with these prepaid customer contracts as well. The Company paid cash, issued a note to the seller, and assumed prepaid liabilities as consideration for the purchase of the customer list. The Company also established an escrow account in the amount of $90,000 which is available to the seller in the event the Company fails to make payments under the note. This amount is included in cash and cash investments at December 31, 2005 and 2004.

13.	Disputed Claim

Mid-Maine TelPlus ("TelPlus") expects to have a written claim presented shortly by Verizon Communications (Verizon) in the amount of approximately $515,000. This claim relates to a dispute over a five-year agreement entered into between the two entities in September of 2000.

Since TelPlus has not yet received Verizon's claim, it cannot examine the details of the claim and cannot predict the outcome of the matter at this time. However, TelPlus intends to defend against the claim vigorously as well as assert a credit for overcharging by Verizon. No amounts related to this disputed claim have been recorded in the financial statements.

14.	Prior Period Adjustments

The Company's accumulated deficits as of January 1, 2005 and 2004 have been restated to properly report the accumulated amortization of certain deferred charges by $206,066 and $226,502, respectively. A decrease in deferred charges, net, of $308,837 in 2005 and $342,837 in 2004 and a decrease in deferred income taxes of $123,207 in 2005 and $136,771 in 2004 was recorded in the consolidated balance sheets. Also, depreciation, amortization, and loss on sale of building and equipment decreased by $34,000 and income taxes increased by $13,564 in the 2005 and 2004 consolidated statements of income and accumulated deficit.

The Company's accumulated deficits as of January 1, 2005 and 2004 have been restated to properly report unbilled revenues, included in accounts receivable, and deferred revenues, by $94,064 and $65,854, respectively. An increase in accounts receiveable of $314,327 in 2005 and $392,617 in 2004, and an increase in deferred revenue of $578,201 in 2005 and $549,113 in 2004 were recorded in the consolidated balance sheets. A decrease in deferred income taxes of $105,269 in 2005 and $62,432 in 2004 was also recorded in the consolidated balance sheets. Also, revenues decreased by $107,378 in 2005 and $46,933 in 2004, and income taxes decreased by $42,838 in 2005 and $18,723 in 2004, in the consolidated statements of income and accumulated deficit.

15.	Subsequent Events

On July 3, 2006, Otelco Inc., a publicly traded telecommunications company headquartered in Alabama, acquired the Company for approximately $37.8 million in cash.

As part of the transaction, the former stockholders of the Company assumed the potential liability associated with the disputed claim (Note 13).

The Company received payments of approximately $573,000 in April 2006 for the redemption of all of its shares of RTB Class C stock (Note 2).

The note payable to a former owner of an Internet service provider was repaid during June 2006 (Note 4). The amounts in escrow were subsequently released.

The Company terminated its interest rate swaps and received a net settlement of $96,000 in June 2006 (Note 5).

The Company purchased and installed software of approximately $144,000 during 2006 (Note 11).